Exhibit 99.1

FOR RELEASE ON MAY 12, 2014 AT 7:30 AM ET

TESARO ANNOUNCES SUCCESSFUL ACHIEVEMENT OF

PRIMARY AND ALL SECONDARY ENDPOINTS IN

THIRD AND FINAL PHASE 3 TRIAL OF ROLAPITANT

•                  Achieved Primary Endpoint of Complete Response (CR) in the Delayed Period (24 to 120 Hours) Following Initiation of Chemotherapy

•                  Achieved Key Secondary Endpoints of CR in the Acute and Overall Periods

•                  Achieved All Secondary Endpoints, Including No Significant Nausea

•                  Adverse Event Profile Consistent with Earlier Clinical Trials

•                  New Drug Application (NDA) Submission to U.S. FDA On Track for Mid-2014

WALTHAM, MA, May 12, 2014 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today announced positive top-line results from the third and final Phase 3 trial of rolapitant, an investigational neurokinin-1 (NK-1) receptor antagonist in development for the prevention of chemotherapy-induced nausea and vomiting (CINV). The rolapitant arm in this trial, which enrolled patients receiving cisplatin-based, highly emetogenic chemotherapy (HEC), successfully achieved statistical significance over the standard therapy arm for the primary and all secondary endpoints. The adverse event profile for rolapitant remains consistent with that seen in previous clinical studies.

“In our view, these results describe a differentiated profile for rolapitant. We are enthusiastic about the potential for this product candidate, with a profile that may include an extended half life; convenient, single-dose oral and intravenous formulations; and a lack of CYP3A4-mediated drug interactions,” said Mary Lynne Hedley, Ph.D., president of TESARO. “We are very pleased with these data, and we look forward to presenting the detailed results of this trial, together with the results of our prior to Phase 3 trials, at the upcoming American Society of Clinical Oncology (ASCO) annual meeting.”

The third Phase 3 study of rolapitant was an international, multicenter, randomized, double-blind, active-controlled study that enrolled 532 cancer patients receiving cisplatin-based chemotherapy regimens at a dose equal to or greater than 60 mg/m2. Patients were randomized to receive either control, which consisted of a 5-HT3 receptor antagonist plus dexamethasone, or 200 milligrams of oral rolapitant plus control. The rolapitant arm in this study successfully achieved statistical significance over the control arm for the primary endpoint of complete response (CR) in the delayed phase of CINV. In addition, the rolapitant arm also successfully achieved statistical significance over the control arm for the key secondary endpoints of CR in the acute (0 to 24 hour) and overall (0 to 120 hour) phases of CINV, for the secondary endpoint of no significant nausea, and for all other secondary endpoints.

Safety and tolerability data for patients who received rolapitant were similar to the results for those who received control, and were consistent with earlier clinical studies. The most frequently observed adverse events were balanced across treatment arms and included fatigue, constipation and loss of appetite.

Preparations continue in support of a submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in mid-2014. The oral rolapitant NDA will include data from one Phase 3 study in patients receiving moderately emetogenic chemotherapy (MEC), in addition to one Phase 2 and two Phase 3 trials in patients receiving cisplatin-based, highly emetogenic chemotherapy (HEC), including the trial announced today. The top-line results of the Phase 3 trial in MEC and the prior Phase 3 trial in HEC were previously announced by TESARO in December 2013.

Rolapitant is an investigational agent and, as such, has not been approved by the U.S. FDA or any regulatory agencies.

About Rolapitant

Rolapitant is a potent and selective neurokinin-1 (NK-1) receptor antagonist with an extended plasma half-life that is being developed for the prevention of chemotherapy-induced nausea and vomiting (CINV).  NK-1 receptors are highly concentrated in the brain and bind the neurokinin substance P.  Activation of NK-1 receptors plays a central role in nausea and vomiting induced by emetogenic stimuli, including certain cancer chemotherapies.  NK-1 receptor antagonists have been demonstrated to improve the management of nausea and vomiting experienced by cancer patients undergoing chemotherapy. The safety and tolerability of single and repeat doses of rolapitant have been assessed in more than 2,500 healthy volunteers and patients. Rolapitant is being developed both in oral and intravenous formulations. TESARO licensed exclusive rights for the development, manufacture, commercialization and distribution of rolapitant from OPKO Health, Inc.

About Chemotherapy-Induced Nausea and Vomiting (CINV)

CINV is estimated to afflict over 70% of cancer patients undergoing chemotherapy and, if not prevented, may possibly result in a delay or even discontinuation of chemotherapy treatment.  Prolonged nausea and vomiting may result in unwanted weight loss, dehydration and malnutrition, as well as hospitalization.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the outcome of clinical trials, the timing of the availability of data from ongoing clinical trials, expectations for the timing of regulatory submissions and regulatory approvals, and other matters that could affect the availability or commercial potential of rolapitant, such as the availability of an intravenous formulation of the product candidate. Rolapitant is an investigational agent and, as such, has not been approved by any regulatory agencies. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s annual report on Form 10-K for the year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended March 31, 2014.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

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